Exhibit 99.1

Orchids Paper Products Company Announces 2017 First Quarter Results And Suspends Quarterly Dividend To Preserve Financial Flexibility

BRENTWOOD, Tenn., May 1, 2017 /PRNewswire/ -- Orchids Paper Products Company (NYSE MKT: TIS) today reported results for the quarter ended March 31, 2017. The following tables provide selected financial results for first quarter 2017 compared to first quarter 2016 and to fourth quarter 2016.

	Q1 2017	Q1 2016	Q4 2016
	(Dollars in thousands, except per share data) (unaudited)
Net sales:
Converted product	$ 32,898	$ 45,252	$ 35,226
Parent rolls	2,456	2,491	2,483
Total net sales	$ 35,354	$ 47,743	$ 37,709

Gross profit	$ 1,969	$ 11,381	$ 5,680
Net (loss) income	$ (860)	$ 5,409	$ 2,621
Diluted net (loss) income per share	$ (0.08)	$ 0.52	$ 0.25
EBITDA	$ 2,741	$ 11,497	$ 5,983
Adjusted EBITDA	$ 2,811	$ 11,706	$ 6,260

Other Selected Financial Data:
Gross profit margin	5.6%	23.8%	15.1%
EBITDA margin	7.8%	24.1%	15.9%
Adjusted EBITDA margin	8.0%	24.5%	16.6%

Jeff Schoen, President and Chief Executive Officer, stated, "As we expected, the first half of 2017 was going to be a challenging period until the new business awarded started to be produced and shipped. Sales were negatively impacted in January and February by one-time inventory reductions in preparation for a restage of private label programs that started to ship in March. Costs were negatively impacted by the continued effect of start-up costs for our Barnwell, South Carolina plant. Looking to the second quarter, production of the new volume that we announced in January, representing 3.0MM cases or more of new business, has begun, which we expect to be fully implemented by the beginning of third quarter. As previously stated, we expect the new volume to generate in the area of $15 million to $20 million of EBITDA and to attain a run rate of $50 million to $60 million of EBITDA when our new capacity is sold out.

"Operating cash flow less changes in working capital provided $7.4 million in the first quarter of 2017, relative to $6.8 million the fourth quarter of 2016. We avoided stock-piling inventory and were able to exit some rented warehouse space. Despite spending $18.0 million on capital projects, we only increased financings by $11.5 million.

"Regarding the Barnwell, South Carolina, project, the two converting lines are ramping-up to meet the new demand, and the paper mill is scheduled to be in production in June and to be immediately capable of making and selling parent roll capacity in excess of that required for converted product sales. The ramp-up of the paper mill is expected to continue throughout the third quarter."

First Quarter 2017, relative to First Quarter 2016

Net sales decreased $12.4 million, or 26%, primarily due to heavy promotional activity by brand-competitors and other competitive pressures. Parent roll sales were $2.5 million in both quarters, and converted product sales decreased $12.4 million to $32.9 million. $10.2 million of the decrease in revenue was attributable to the decreased number of tons sold, and $2.2 million was attributable to a decline in the average price per ton that reflects a changing mix of customers buying a changing mix of products.

Cost of sales, exclusive of depreciation, decreased $3.6 million, or 11%. Tons sold decreased by 20% leading to a decrease of $7.0 million in cost of sales; however, the average cost per unit increased 9%, offsetting $3.4 million of this decrease. The addition of labor, overhead, and start-up costs for Barnwell, not yet being offset by production and absorption, account for the largest portion of the relative cost increase. The decline in production volumes drove decreased absorption and unfavorable efficiency variances to which we attribute roughly $4.4 million of the change in cost. Increases in repairs and maintenance, $0.5 million; direct labor, $0.4 million; and other cost increases were more than offset by savings, principally from lower fiber costs and from decreased freight costs.

Interest expense increased $0.3 million, or 97%, due principally to increased debt levels. Our interest rate is also variable and dependent upon our financial leverage. Most interest incurred continues to be capitalized to the Barnwell, South Carolina, capital project, pending its completion.

A tax benefit of $0.4 million was recognized in the first quarter of 2017 compared to tax expense of $2.8 million in the first quarter of 2016, reflecting both the decline in pre-tax earnings and the Company's recognition of tax credits. The effective combined tax rate estimated in the first quarter of 2017 is 30%.

As a result of the foregoing factors, a net loss of $0.9 million, or ($0.08) per basic share, was recognized in the first quarter of 2017 compared to net income of $5.4 million, or $0.53 per basic share, in the first quarter of 2016.

First Quarter 2017, relative to Fourth Quarter 2016

Net sales decreased $2.4 million, or 6%, as customers tended to work-off high inventory levels following heavy promotional activity by brand-competitors and other competitive pressures in prior quarters. Parent roll sales remained similar between the quarters, declining less than $0.1 million, while converted product sales decreased $2.3 million. A decline in the number of tons sold resulted in a $2.7 million decrease in net sales, while a higher average selling price per ton increased net sales by $0.3 million.

Cost of sales, exclusive of depreciation, increased $1.2 million, or 4%. Tons sold decreased by 7% leading to a decrease in cost of sales of $2.0 million; however cost increases of $3.2 million, or 11%, more than offset the decrease. The decline in production volumes drove decreased absorption and unfavorable efficiency variances to which we attribute roughly $1.3 million of the unfavorable change in cost. Additionally, approximately $1.0 million of the unfavorable change in costs of sales resulted from seasonal fluctuations and certain costs that are not expected to be reoccurring, including unfavorable variances in purchasing rebates, increased freight costs for shipments of parent rolls from Pryor to Barnwell (that will be avoidable once Barnwell's mill is operational), seasonal social security expenses, Barnwell's mill labor in training, and other unfavorable variances related to employee benefits. Mexicali's costs increased approximately $0.3 million due principally to increased fiber costs on the West Coast and increased local electrical rates, while Pryor benefited from $0.2 million of cost savings from its mix of fiber. In the fourth quarter, Barnwell had a favorable inventory adjustment of approximately $0.4 million, which was not replicated in the first quarter. Repairs and maintenance, freight costs for shipments to the West Coast, and other overhead costs increased approximately $0.4 million in net.

Interest expense remained relatively flat at $0.5 million in both the first quarter of 2017 and the fourth quarter of 2016. Most interest incurred continues to be capitalized to the Barnwell, South Carolina, project, pending its completion.

A tax benefit of $0.4 million was recognized in the first quarter of 2017, as discussed above. A tax benefit of $0.4 million was also recognized in the fourth quarter of 2016, reflecting the Company's recognition of Oklahoma, South Carolina, Indian Employment, and Foreign tax credits.

As a result of the foregoing factors, a net loss of $0.9 million was recognized in the first quarter of 2017 compared to net income of $2.6 million in the fourth quarter of 2016.

First Quarter 2017 EBITDA relative to Fourth Quarter 2016 EBITDA

To assist in summarizing the changes that occurred in first quarter of 2017, a bridge follows, intended to show the significant changes in EBITDA between the first quarter and the immediately preceding quarter, the fourth quarter of 2016. EBITDA of $6.0 million in the fourth quarter of 2016 is being compared to EBITDA of $2.7 million in the first quarter of 2017.

  Average selling prices increased, contributing $0.3 million.
  Sales volumes declined, reducing the gross margin by $0.7 million.
  A reduction of approximately $1.3 million is attributable to unfavorable absorption and manufacturing variances in turn attributable to decreased production and sales volumes.
  One-off changes and ramp-up costs of $0.9 million were incurred, e.g. labor incurred during training of new employees in Barnwell, timing of recognition of rebates, and other factors noted in the cost of sales section above.
  A reduction of $0.3 million is attributable to changes in inventory adjustments at Barnwell and to increased repairs and maintenance at Barnwell that may or may not be reoccurring.
  Net favorable cost adjustments of approximately $0.3 million in the fourth quarter were not reoccurring in the first quarter.

Liquidity

	Q1 2017	Q1 2016	Q4 2016
(Dollars in thousands) (unaudited)
Cash Flow Provided by (Used in):
Operating cash flow net of changes in working capital	$ 7,376	$ 8,628	$ 6,803
Changes in working capital	(3,763)	235	765
Operating activities	$ 3,613	$ 8,863	$ 7,568
Investing activities	$ (18,051)	$ (20,785)	$ (14,255)
Financing activities	$ 11,465	$ 15,600	$ 6,876

Cash balance, beginning	$ 8,750	$ 4,361	$ 8,561
Cash balance, ending	$ 5,777	$ 8,039	$ 8,750

At March 31, 2017, Debt, not having been netted with unamortized deferred debt issuance costs, was $153.6 million and the Adjusted EBITDA leverage ratio was 6.2. The Banks waived the leverage ratio covenant for the first and second quarters of 2017. The total projected expenditure for the Barnwell facility is $150 million to $155 million, of which approximately $147.0 million had been expended as of March 31, 2017.

First quarter 2017 relative to first quarter 2016: Operating cash flows excluding changes in working capital decreased $1.3 million compared to the first quarter of 2016, primarily reflecting the decrease in net income, net of changes in deferred taxes. Changes in working capital used $3.8 million of operating cash flows in the first quarter of 2017 compared to providing $0.2 million of operating cash flows in the first quarter of 2016. Increased borrowings in both periods were used to finance investments in the Barnwell facility. In 2015, the Company received $12.0 million of restricted cash from financings, of which $4.8 million was used in first quarter 2016 for the Barnwell facility and was, accordingly, included in Investing activities. The Company paid dividends of $3.6 million in the first quarter of 2016, which is included in Financing activities.

First quarter 2017 relative to fourth quarter 2016: Operating cash flows excluding changes in working capital increased $0.6 million compared to the fourth quarter of 2016, primarily reflecting changes in deferred income taxes net of the decrease in net income. Changes in working capital used $3.8 million of operating cash flows in the first quarter of 2017 compared to providing $0.8 million of operating cash flows in the fourth quarter of 2016. Increased borrowings in both periods were used to finance investments in the Barnwell facility. The Company paid dividends of $3.6 million in the fourth quarter of 2016, which is included in Financing activities.

Dividend

Orchids is committed to our growth strategy of expanding capacity, expanding our markets and sales, and leveraging our low costs of production. Even though we expect to see step-change improvements in earnings and cash flow in the third and fourth quarters, the Board considered it prudent and the responsible course of action to suspend the quarterly dividend to preserve financial flexibility and ensure our capital is allocated to further the success of our business. In the Board's judgment, at this time, the better use of cash is to invest in the Barnwell, South Carolina project and to directly address the financial leverage ratios.

The declaration and payment of future dividends to holders of our common stock will be based upon many factors, including our financial condition, earnings, capital requirements of our businesses, legal requirements, regulatory constraints, industry practice, restrictions under the Company's credit agreements, and other factors that the Board of Directors deems relevant. The Board of Directors retains the power to modify, suspend or cancel the Company's dividend policy in any manner and at any time as it may in its discretion deem necessary or appropriate.

Conference Call/Webcast

The Company will hold a teleconference to discuss its first quarter results at 10:00 a.m. (ET) on Monday, May 1, 2017. All interested parties may participate in the teleconference by calling 888-346-7791 and requesting the Orchids Paper Products teleconference. A question and answer session will be part of the teleconference's agenda. Those intending to access the teleconference should dial in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company's website at www.orchidspaper.com under "Investors." A replay of the teleconference will be available for 30 days on the Company's website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles ("GAAP") in the United States in the statement of income, balance sheet or statement of cash flows of a company. The non-GAAP financial measures used within this press release are: (1) EBITDA, (2) Adjusted EBITDA, (3) Operating Cash Flow, less changes in working capital, and (4) Changes in working capital.

EBITDA, Adjusted EBITDA, Operating Cash Flow less changes in working capital, and Changes in working capital are not measurements of financial performance under GAAP and should not be considered as an alternative to net income, operating income, diluted net income per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is EBITDA before non-cash stock-based compensation expense and sporadic expenses, such as foreign exchange adjustments and relocation costs. Changes in working capital is the subtotal of changes in operating assets and liabilities shown on the Consolidated Statements of Cash Flows. Operating Cash Flow less changes in working capital is Net Cash provided by operating activities less Changes in working capital. Management believes EBITDA and Adjusted EBITDA facilitate operating performance comparisons between periods and between companies by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of facilities and equipment (affecting relative depreciation expense), non-cash compensation (affecting stock-based compensation expense), and sporadic expenses (including foreign exchange adjustments and relocation costs). These measures are also commonly used in the industry and are used by our lenders in monitoring adherence to covenants. Management believes that Changes in working capital provides an indication of the cash invested in or provided by changes in operating assets and liabilities and therefore may indicate trends in operating performance and may call out a significant source or use of cash during any period. Operating Cash Flow less changes in working capital is believed to provide an estimate of the cash generated from all operating activities, prior to investments in or liquidations of operating assets and liabilities and therefore may indicate trends in operating performance and may call out significant changes in the generation of cash through operating activities.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties. The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," "will" or "continue" or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company's actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission on March 15, 2017.

The Company's actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company's situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is a customer-focused, national supplier of high quality consumer tissue products primarily serving the at home private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through ultra-premium quality market segments from its operations in northeast Oklahoma, Barnwell, South Carolina and Mexicali, Mexico. The Company provides these products primarily to retail chains throughout the United States. For more information on the Company and its products, visit the Company's website at http://www.orchidspaper.com.

Orchids Paper Products Company and Subsidiaries
Selected Income Statement Data
(Dollars in thousands, except per share data)

	Q1 2017	Q1 2016	Q4 2016
	(unaudited)
Converted product net sales	$ 32,898	$ 45,252	$ 35,226
Parent roll net sales	2,456	2,491	2,483
Total net sales	35,354	47,743	37,709
Cost of sales less depreciation	30,161	33,725	28,952
Depreciation in cost of sales	3,224	2,637	3,077
Total cost of sales	33,385	36,362	32,029
Gross profit	1,969	11,381	5,680
Selling, general & administrative expenses	2,619	2,722	2,461
Intangible amortization	233	377	233
Operating (loss) income	(883)	8,282	2,986
Interest expense	517	263	491
Other (income) expense, net	(167)	(201)	313
(Loss) Income before income taxes	(1,233)	8,220	2,182
(Benefits from) provision for income taxes	(373)	2,811	(439)
Net (loss) income	$ (860)	$ 5,409	$ 2,621

Average number of shares outstanding, basic	10,301,308	10,272,155	10,296,891
Average number of shares outstanding, diluted	10,350,427	10,343,086	10,343,587

Net (loss) income per share:
Basic	$ (0.08)	$ 0.53	$ 0.25
Diluted	$ (0.08)	$ 0.52	$ 0.25

Cash dividends paid	$ -	$ 3,596	$ 3,603
Cash dividend declared per share	$ 0.35	$ 0.35	$ 0.35

Orchids Paper Products Company and Subsidiaries
Selected Balance Sheet Data
(Dollars in thousands)

	Mar. 31, 2017	Dec. 31, 2016
	(unaudited)
Cash	$ 5,777	$ 8,750
Accounts receivable, net	10,494	8,954
Inventory, net	18,262	18,414
Other current assets	14,753	11,019
Property plant and equipment	351,560	320,442
Accumulated depreciation	(74,483)	(71,258)
Net property plant and equipment	277,077	249,184
Intangibles and goodwill, net	21,838	22,071
Other long-term assets	1,523	1,488
Total assets	$ 349,724	$ 319,880

Accounts payable, inclusive of amounts due to related parties	$ 25,554	$ 10,869
Other current liabilities	14,424	9,273
Deferred income taxes	31,902	27,334
Long-term liabilities	148,942	139,159
Total stockholders' equity	128,902	133,245
Total liabilities and stockholders' equity	$ 349,724	$ 319,880

Debt, current and long term	$ 152,265	$ 140,717

Orchids Paper Products Company and Subsidiaries
Reconciliations of Non-GAAP and GAAP Measurements

	Q1 2017	Q1 2016	Q4 2016
	(Dollars in thousands) (unaudited)
EBITDA Reconciliation:
Net (loss) income	$ (860)	$ 5,409	$ 2,621
Plus: Interest expense	517	263	491
Plus: Income tax (benefit) expense	(373)	2,811	(439)
Plus: Depreciation	3,224	2,637	3,077
Plus: Intangible amortization	233	377	233
Earnings Before Interest, Income Tax and Depreciation and Amortization (EBITDA)	$ 2,741	$ 11,497	$ 5,983

Adjusted EBITDA Reconciliation:
EBITDA	$ 2,741	$ 11,497	$ 5,983
Plus: Foreign exchange (gain) loss	(22)	-	401
Plus: Relocation costs	(6)	60	(86)
Plus: Stock compensation expense	98	149	(38)
Adjusted EBITDA	$ 2,811	$ 11,706	$ 6,260

Separation of Operating Cash Flow measures:
Cash Flows From Operating Activities
Net (loss) income	$ (860)	$ 5,409	$ 2,621
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	3,550	3,091	3,364
Provision for doubtful accounts	20	-	(125)
Deferred income taxes	4,568	(21)	946
Stock compensation expense	98	149	(38)
Loss on disposal of property, plant and equipment	-	-	35
Subtotal, "Operating cash flow less changes in working capital"	$ 7,376	$ 8,628	$ 6,803
Changes in cash due to changes in operating assets and liabilities:
Accounts receivable	(2,412)	(1,461)	4,055
Inventories	152	(284)	2,035
Income taxes receivable	(3,105)	-	(5,735)
Prepaid expenses	266	(385)	2,964
Other assets	(54)	(674)	747
Accounts payable	1,629	(975)	(2,816)
Accrued liabilities	(239)	4,014	(485)
Subtotal, "Changes in working capital"	$ (3,763)	$ 235	$ 765
Net cash provided by operating activities	$ 3,613	$ 8,863	$ 7,568

CONTACT: Rod Gloss, Chief Financial Officer, (803) 450-1026